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EXHIBIT 10.37


         AMENDMENT NO. 4 dated as of this 24th day of April, 2002, ("Amendment No. 4") between LIFE MEDICAL SCIENCES, INC. (the "Company") (formerly "BIOMEDICAL POLYMERS INTERNATIONAL, LTD.") and YISSUM RESEARCH DEVELOPMENT COMPANY OF THE HEBREW UNIVERSITY OF JERUSALEM ("Yissum").


                                   WITNESSETH:

         WHEREAS, the parties have entered into an agreement dated June 14, 1991 (the "1991 Agreement"), which 1991 Agreement was amended pursuant to (i) an amendment dated as of February __, 1994 ("Amendment No. 1"), (ii) an amendment dated as of January 1, 1996, ("Amendment No. 2") and (iii) an amendment dated as of October 1, 1996, ("Amendment No. 3") (the 1991 Agreement as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 is referred to herein as the "Original Agreement"); and

         WHEREAS, the parties wish to modify and amend the Original Agreement upon the terms, provisions and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

         1. Section 18 of the Original Agreement is hereby amended to provide that the address at which the Company shall receive all notices and communications shall be 92 Gooseneck Point Road, Oceanport New Jersey 07757, Attention: Robert P. Hickey, Chairman, President & CEO.

         2. Research Program IV, a copy of which is attached hereto shall become a part of appendix "A" to the Original Agreement. The initial term of Research Program IV shall be for a period of three (3) months from the date hereof and may be extended by mutual agreement of the parties and shall be subject to the requirements as provided in Sections 2 (f) and (g) of the Original Agreement. The Company will pay to Yissum the $22,000 set forth in the budget of Research Program IV in three equal monthly installments, the first of which shall be paid against receipt of invoice upon execution of Amendment No. 4.

         3. Section 8 (c) of the Original Agreement is hereby amended through the addition of the following sentences: "Sections 8(b) (1) and 8(b) (2) are hereby declared null and void. Notwithstanding the provisions of Section 8 (b) (3), in the event that the Company does not reach total net sales of products or achieve income of $1,000,000 by December 31, 2004, Yissum shall not terminate the Original Agreement and the same shall remain in full force and effect for the year


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                  ended December 31, 2005 so long as the Company pays to Yissum a minimum annual royalty payment of $50,000. Notwithstanding the provisions of Section 8 (b) (3), in the event that the Company does not reach total net sales of products or achieve income of $1,000,000 by December 31, 2005, Yissum shall not terminate the Original Agreement and the same shall remain in full force and effect for the year ended December 31, 2006 so long as the Company pays to Yissum a minimum annual royalty payment of $100,000. Notwithstanding the provisions of Section 8 (b) (3), in the event that the Company does not reach total net sales of products or achieve income of $1,000,000 by December 31, 2006, Yissum shall not terminate the Original Agreement and the same shall remain in full force and effect for the year ended December 31, 2007, so long as the Company pays to Yissum a minimum annual royalty payment of $100,000. Any and all minimum royalty payments made by the Company to Yissum in compliance with the terms of Section 8 (c) of the Original Agreement shall be applied in full against the Company's royalty obligation as referenced in Section 7 (a) of the Original Agreement and defined in Appendix E to the Original Agreement."

         4.       The following language set forth in the first sentence of
                  Section 5 of the Original Agreement: "This Agreement shall take effect on June 14, 1991, and end, if not ended or terminated prior thereto pursuant to the provisions hereof, at the earlier of the following:" is hereby deleted and is hereby replaced with the following: "This Agreement shall take effect on June 14, 1991, and end, if not ended or terminated prior thereto pursuant to the provisions hereof, at the later of the following:".

         5. The following language set forth in Section 1 (b) of the Original Agreement: ""product" means any product and/or product component and/or process directly and/or indirectly based on and/or related to the patents, know-how and/or any part thereof." is hereby deleted and is hereby replaced with the following: ""product" means any product and/or product component or process directly or indirectly based on and/or related to any or all of the patents or know-how, including but not limited to any and all patents or patent applications developed, conceived or reduced to practice in the course of the research, as defined in Section 1. (b) of the Original Agreement, or resulting or deriving therefrom."

         6. The following new Section 5 (d) is hereby added to the Original Agreement: "In the event of the termination of the Original Agreement by Yissum under the terms of either Section 14 (a), Section 8 (b) or Section 8 (c) herein, in addition to the remedy described in Section 5 (c) of the Original Agreement, all patents and patent applications derived from the research, as defined in Section 1 (b) of the Original Agreement, shall revert in full to Yissum.

         7. The following language in the first paragraph in Section 9 of Exhibit A, Exhibit B and Exhibit C of the Original Agreement:
                  "in the field of biopolymeric materials which would be in competition with the Research and/or any activity of LMS, its successors or assigns or which might create such competition." is hereby deleted and is hereby replaced with the following:
                  "in the field of development or commercialization of projects and/or products for post-operative adhesion prevention and controlled release of anti-arrhythmic drugs which would be in competition with any product, product component and/or product development program derived directly from the Research."

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         8.       The following language in Section 6 of Appendix E to the
                  Original Agreement: "royalty of 5% per annum of all net sales of licensees," is hereby deleted and is hereby replaced with the following: "the Company shall pay to Yissum a royalty of 5% of the aggregate value of the Company's Net Sales ("Net Sales" defined as sales revenue less discounts, returns, allowances and taxes) of products to third parties, including but not limited to distributors, licensees and other customers, and its licensing income from products,"

         9. All terms used herein but not otherwise defined herein shall have the same meaning ascribed to such term in the Original Agreement.

         10. Amendment No. 4 may be executed in counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. From and after the execution and delivery of Amendment No. 4, the term "Original Agreement" shall be deemed to include the terms and provisions of Amendment No. 4.

         11. By executing Amendment No. 4, Yissum and the Company hereby certify that any and all necessary approvals and consents for the effectiveness of Amendment No. 4 have been obtained.

         12. Yissum and the Company further acknowledge that as of the date of execution of Amendment No. 4, the Original Agreement, as amended by Amendment No. 4, is in full force and effect with no current or anticipated events of default.

         IN WITNESS WHEREOF, the parties have duly executed Amendment No. 4 as of the day and year first above written.


Yissum Research Development                          Life Medical Sciences, Inc.
Company of the Hebrew
University of Jerusalem


By:______________________                   By:_____________________

Name:____________________                   Name:___________________

Title:___________________                   Title:__________________


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